EXHIBIT 10.3

APPOINTMENT OF NATURAL GAS AGENT
          By this contract Northeast Ohio Natural Gas Corp. (“NEO”); Orwell Natural Gas Company (“Orwell”); and Brainard Gas Corp. (Brainard) (jointly the “Buyers”) appoint and elect John D. Oil and Gas Marketing Company, LLC (the “Agent”) to act as the Buyers’ agent for the purpose of arranging for the sale and transportation of natural gas in interstate commerce to the Buyers’ points of delivery on Columbia Transmission Inc., an interstate pipeline.
Recitals
          Whereas, Buyers desire to acquire supplies of natural gas and to obtain delivery of such gas to their distribution facilities through various pipelines owned or leased by others; and
          Whereas, Agent is in the business of acquiring natural gas supplies for others;
          Now therefore, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the Buyers and Agent hereby agree as follows:
1.	Agreement: Agent shall solicit offers to sell gas to the Buyers from creditworthy interstate natural gas suppliers using Agent’s demonstrated expertise in the field of natural gas marketing and energy trading. Agent shall present such offers to sell natural gas to the Buyers using the Buyer’s transportation contracts OR the selling supplier’s transportation contracts. The Buyers agree to pay the Agent a fee of $00.15/dekatherm for each dekatherm of interstate natural gas that the Buyers purchase pursuant to an offer to sell that is presented to Buyers by Agent. Buyer agrees that agent shall be Buyer’s exclusive agent, and Buyer shall purchase all of its interstate natural gas requirements through Agent pursuant to this Agreement.
Agent agrees that compliance with each of Buyer’s credit policies and requirements shall be a condition precedent to Agent’s duty to present a creditworthy supplier of interstate natural gas supplies. Further, if the financial condition of any Buyer becomes unsatisfactory, Buyer shall supply Agent such credit security as will enable Agent, in the reasonable exercise of Agent’s judgment, to find willing natural gas suppliers.

APPOINTMENT OF NATURAL GAS AGENT
2.	Billing and Payment: Agent’s fee for each dekatherm of natural gas purchased pursuant to this agency agreement by Buyers shall be due and payable at such time as each Buyer’s payment or payments to the natural gas seller or sellers are due and payable. In order to prevent billing disputes, Buyers agree to provide Agent with a copy or copies of all invoices submitted to the Buyers by natural gas suppliers.

A finance charge of one and one-half percent (1.5%) per month shall be due and payable on any payments to Agents that are not paid within fifteen (15) days of the due date of payment.

3.	Quantity: Each of the Buyers shall advise Agent in writing, no later than fifteen (15) days prior to the first day of each month during the term of this contract, of such Buyer’s anticipated demand for natural gas during the next month.

4.	Reimbursement: Each Buyer’s shall be wholly responsible for the payment of the gas sales price, gas transportation rates, fees, penalties or any charges whatsoever related to gas that is offered by Agent and purchased by each buyer. Each Buyer shall hold Agent harmless and shall reimburse Agent for any legal fees or expenses incurred under this contract.

5.	Term of Contract. This contract shall commence on January 4, 2010 and shall remain in force and effect until September 31, 2023 UNLESS the contract is terminated or renegotiated earlier upon the mutual written agreement of the Parties.

6.	Regulatory Compliance. This Agency Agreement shall be subject to the rules and regulations of any duly constituted Federal or State regulatory body having jurisdiction hereunder. It is the express intention of NEO and of Marketing to comply with all aspects of the rules, regulations and decisions of the Federal Energy Regulatory Commission (the “FERC”) regarding Agency Agreements that were in effect at the time of execution of this contract, or as such rules, regulations and decisions may be changed throughout the term of the contract. Deviations from such rules, regulations and decisions of the FERC related to Agency Agreement are due to mistake or inadvertence and not to intent. If an action occurs that results in a material deviation from the rules, regulations or decisions of the FERC, Buyers and Agent jointly pledge to make a good faith effort to rectify such deviations, when discovered by any of them. Material deviations that result in harm to competitive markets or harm to competitors will be reported to the Chief Compliance Officer of Buyers.

7.	Governing Law: The interpretation and performance of this contract shall be in accordance with the laws of the State of Ohio.

APPOINTMENT OF NATURAL GAS AGENT
8.	Assignment: All of the covenants, conditions and obligations of this contract shall extend to and be binding upon the heirs, personal representatives, successors and assigns respectively of the parties hereto, provided, however that this contract shall not be assigned by any of the Buyers or by the Agent without the written consent of the other parties, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, no consent shall be required if any of the Buyers assigns this contract to an affiliated local distribution company or if the Agent assigns this contract to an affiliated or unaffiliated marketing company. For purposes of this contract an affiliate shall mean any entity or person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first entity or person.

9.	Survival: The obligations of each Buyer to make payment of the Agents fee for gas received hereunder shall survive the termination or cancellation of this contract. The obligation of Buyers to indemnify the Agent pursuant to paragraph X, titled Reimbursement shall survive the termination or cancellation of this contract. If any provision of this contract is determined to be invalid, void, or unenforceable by any court having jurisdiction, then such determination shall not invalidate, void, or make unenforceable any other provision, agreement, or covenant in this contract. No waiver of any breach of this contract shall be held to be a waiver of any other or subsequent breach. All remedies in this contract shall be taken and construed as cumulative, that is, in addition to every other remedy provided therein or by law.

10.	Complete Agreement: This contract represents the complete and entire understanding between each Buyer and the Agent, superseding any prior agreements, respecting the subject matter of this contract. The Buyers (jointly and severally) and the Agent hereto declare that there are no promises, representations, conditions, warranties, other agreements, expressed or implied, oral or written, made or relied upon by any of them, except those herein contained.
          Therefore, John D. Oil & Gas Marketing Co., LLC agrees to become the Agent of Northeast Ohio Natural Gas Company; Brainard Natural Gas Company; and of Orwell Natural Gas Company as described above, and the foregoing Buyers each agree to appoint John D. Oil & Gas Marketing Co., LLC their gas supply agent.

APPOINTMENT OF NATURAL GAS AGENT
          In witness whereof, the Parties have executed this contract.
This contract may be executed in counterparts, an original of each signed contract to be delivered to the counterpart

Agent: John D. Oil and Gas Marketing Company, LLC
/s/ Richard M. Osborne
Richard M. Osborne
Chief Executive Officer Date: January 3, 2010

Buyer: Northeast Ohio Gas Corp.
/s/ Thomas J. Smith
Thomas J. Smith
President Date: January 3, 2010

Buyer: Brainard Gas Corp.
/s/ Thomas J. Smith
Thomas J. Smith
President Date: January 3, 2010

Buyer: Orwell Natural Gas Company
/s/ Thomas J. Smith
Thomas J. Smith
President Date: January 3, 2010